MUTUALS.COM

CODE OF ETHICS

Amended and Restated as of February 1, 2005

The federal securities laws and various rules adopted by the Securities and Exchange Commission (“SEC”) require investment companies to adopt a written code of ethics designed to deal with confidentiality, insider trading and the potential “conflicts of interests” that might arise with regard to personal trading. Accordingly, MUTUALS.COM, on behalf of all its series, as may be amended from time to time (the “Trust”), has adopted this Code of Ethics, and such adoption has been approved by the Board of Trustees of the Trust.

To the extent that this Code of Ethics imposes obligations on the Trust, its trustees, officers and employees other than those required by Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), it does so as a matter of striving to promote best practices. In doing so, the Trustees recognize that a failure to comply with any sections hereof that are not mandated by the 1940 Act or Rule 17j-1 thereunder should not be construed as a violation of the 1940 Act or Rule 17j-1.

A.	Scope of this Code of Ethics

1.	Covered Securities. Covered securities include stocks, options, bonds, municipal bonds, warrants, rights, and convertible securities, among others. See definition of “security” in Section D below.

2.	Covered Persons. This Code of Ethics applies to all trustees, officers, employees and all other Access Persons of the Trust (as defined in Section D below).

3.

Place the Interests of Clients First. Covered persons must scrupulously avoid serving their own personal interests ahead of the interests of the Trust. Every covered person shall notify the Trust’s Chief Compliance Officer (as defined in Section D below) of any personal actual or potential conflict of interest or other relationship which may involve the Trust, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any series of the Trust.

4.

Avoid Taking Inappropriate Advantage of the Position of Access Person. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Trust could call into question the exercise of an Access Person’s independent judgment. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions or accept gifts of such value as to potentially impair their judgment in selecting brokers or other vendors on behalf of the Trust.

5.

Conduct all Personal Securities Transactions in Full Compliance with this Code of Ethics. Doubtful situations should be resolved in favor of the Trust. Technical compliance with the Code of Ethics’ procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

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B.	Confidentiality of Trust and Client Transactions

1.

Information relating to the portfolio and research activities of the Trust is confidential. Whenever statistical information or research is supplied to or requested by the Trust, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of the Trust shall not be disclosed except to authorized persons.

2.

All brokerage orders for the purchase and sale of securities for the account of the Trust will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

3.

If any trustee, officer, employee, director or other covered person of the Trust should obtain non-public information concerning portfolios of the Trust, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by an officer of the Trust.

4.	In order to assure maximum confidentiality, all records of the Trust’s transactions shall be kept in a secure manner and shall not be released to anyone other than authorized persons.

C.	Policy Prohibiting Insider Trading

1.

Trust’s Policy on Insider Trading. The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

The Trust expects that each of its trustees, officers, employees and any other covered persons will obey the law and not trade on the basis of material, nonpublic information. In addition, the Trust discourages its trustees, officers, employees and other covered persons from seeking or knowingly obtaining material nonpublic information about publicly traded companies.

The laws concerning insider trading generally prohibit:

(a)	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

(b)

The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

(c)	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

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2.

Who is an Insider? The concept of “insider” is broad. It includes the officers, trustees, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

3.

What is Material Information? Trading on inside information is not a basis for liability unless the information is “material.” “Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems; extraordinary management developments; and analysts reports on a company’s prospects.

4.

What is Nonpublic Information? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing on the Internet or in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors, unless they are accessible (e.g., through an open “chat room”) are not considered public information.

5.	Not Certain if You Have “Inside” Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Trust’s Chief Compliance Officer.

6.

Penalties for Insider Trading. Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include: administrative penalties; civil injunctions; disgorgement of profits; substantial fines; jail sentences; and serious disciplinary measures, including dismissal, imposed by the Trust.

7.

Serving as a Director. Because officers and trustees of a publicly traded company have special information about that company, the Trust requires the Chief Compliance Officer’s approval before any of its trustees (other than Independent Trustees), officers, employees or other covered persons may agree to serve as officers or directors of a publicly traded company. The Chief Compliance Officer will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of each individual situation.

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D.	Personal Trading Rules (Sections E-I below): Definitions

1.

Access Person. As used in these Sections and in this Code of Ethics generally, the term “Access Person” shall mean any trustee, director, officer, general partner, or advisory person of the Trust. The Chief Compliance Officer will maintain a list of employees considered Access Persons.

2.

Advisory Person. The term “advisory person” shall mean (a) any officer or employee of the Trust or of any company in a control relationship to the Trust, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to making recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship with the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. The term “advisory person” shall not include persons who only obtain information regarding the purchase or sale of a security for a client after the transaction has been completed. The Chief Compliance Officer will maintain a list of employees who are considered advisory persons.

3.

Automatic Investment Plan. The term “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

4.

Beneficial Ownership. The term “beneficial ownership” shall be interpreted in this Code in the same manner as it would be when determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder except that the determination of direct or indirect beneficial ownership shall apply to all securities that an Access Person has or acquires. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

5.

Chief Compliance Officer. The term “Chief Compliance Officer” shall mean an officer of the Trust designated by the Board of Trustees of the Trust to perform the functions of the chief compliance officer pursuant to the requirements of the 1940 Act, including monitoring and enforcing compliance with this Code of Ethics.

6.

Disinterested Trustee. As used in this Code, the term “disinterested trustee” shall mean a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

7.	Purchase or Sale of a Security. As used in this Code, “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

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8.

Security. As used in this Code, the term “security” shall have the same meaning as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or by federal agencies and which are direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares of registered open-end investment companies.

9.

Security “held or to be acquired.” As used in the Code, a security that is “held or to be acquired” shall mean any security (as defined) which, within the most recent 15 days (a) is or has been held by the Trust, or (b) is being or has been considered by the Trust for purchase by the Trust.

10.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made or communicated to the person responsible for trading, which includes when the Trust has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.	Prohibited Activities, Prohibited Purchases and Sales; Required Permissions

1.

General Anti-Fraud Prohibition. No Access Person or employee of the Trust shall engage in any conduct or trading activity with respect to a security that is “held or to be acquired” by the Trust if that conduct would operate as a fraud on the Trust or be (or appear to be) a manipulative practice with respect to the Trust. No Access Person shall make an untrue statement of a material fact to the Trust with respect to a security that is “held or to be acquired” by the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading.

2.

Same-Day Blackout Period. No Access Person or employee of the Trust may purchase any security, which, to his or her knowledge, is being purchased or sold or is being considered for purchase or sale by the Trust until one day after the Trust has completed its acquisition or sale program. The above prohibition applies to all Access Persons except disinterested trustees (see paragraph 4 below for other exceptions).

3.

IPOs and Private Placements. Investment personnel of the Trust must obtain the prior approval of the Chief Compliance Officer in writing before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering (private placement). For purposes of this paragraph, the term “investment personnel” shall mean (a) any officer, trustee or employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust, or (b) any natural person who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

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4.	Exempt Purchases and Sales. The prohibitions on purchases and sales set forth in paragraph 2 of this Section of this Code shall not apply to:

(a)	Purchases or sales effected in any security over which an Access Person or employee of the Trust has no direct or indirect influence or control;

(b)	Purchases or sales of securities that are not eligible for purchase or sale by the Trust;

(c)

Purchases or sales of securities that are issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, and shares of registered open-end investment companies;

(d)	Purchases or sales that are non-volitional on the part of the employee or Access Person;

(e)	Purchases or sales that are part of an automatic investment plan;

(f)

Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(g)

Purchases or sales not otherwise exempt that receive the prior approval of the Chief Compliance Officer because they are only remotely potentially harmful to the Trust, e.g., because they would be very unlikely to affect a highly institutional market, or they clearly are not related economically to the securities to be purchased, sold or hold for the account of the Trust. In granting such approval, the Chief Compliance Officer shall ascertain that such person is not trading upon any special knowledge acquired by virtue of his or her position.

(h)	Purchases or sales of shares of any series of the Trust.

F.	Reporting Requirements of Access Persons

1.

Reports Required. Unless excepted by paragraph 2 of this Section (which generally excepts out disinterested trustees and accounts that are not under an Access Person’s control), every Access Person must submit to the Chief Compliance Officer of the Trust, on forms provided by the Chief Compliance Officer, the following reports.

(a)

List of Accounts. A list of all persons in the Access Person’s household who are “covered persons” - e.g., spouse, domestic partner, resident parent or child - and a list of all brokerage or other accounts of such covered persons in which securities are held or traded.

(b)

Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, a report with the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

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(i)	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

(c)	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, a report with the following information:

(i)	With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

(2)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(3)	The price of the security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

(ii)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the report is submitted by the Access Person.

(d)

Annual Holdings Reports. Annually, by the date specified by the Chief Compliance Officer, a report with the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(i)	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

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(ii)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

(e)	Annual Certification of Compliance with Code of Ethics. Every Access Person, including Disinterested Trustees, shall certify annually that:

(i)	they have read and understand this Code of Ethics and recognize that they are subject thereto;

(ii)	they have complied with the requirements of this Code of Ethics; and

(iii)	they have reported all personal securities transactions required to be reported pursuant to the requirements of this Code of Ethics.

2.	Exceptions from Reporting Requirements.

(a)	A person need not make a report with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

(b)	A disinterested trustee who would be required to make a report solely by reason of being trustee of the Trust, need not make:

(i)	An Initial Holdings Report, or an Annual Holdings Report;

(ii)

A Quarterly Transaction Report, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a security, the Trust purchased or sold the security, or the Trust considered purchasing or selling the security.

(c)

An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust with respect to the Access Person for the relevant quarter within the time period required if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Trust, and the Access Person quarterly certifies that these confirmations and account statements do not omit any reportable transactions.

3.	Notification of Reporting Obligation. The Trust will identify all Access Persons who are required to make reports and will inform those Access Persons of their reporting obligation.

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4.

Beneficial Ownership. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

G.	Duties of the Chief Compliance Officer Relating to this Code of Ethics

1.	The Chief Compliance Officer shall be responsible for notifying all trustees, officers, employees and all other Access Persons of the Trust that they are subject to this Code of Ethics.

2.

The Chief Compliance Officer shall be responsible for maintaining lists of all employees of the Trust, all employees who are considered exempt non-reporting employees, all trustees and officers of the Trust, all Access Persons, all advisory persons and all investment personnel who are subject to various provisions of this Code of Ethics (collectively, all “covered persons”).

3.	The Chief Compliance Officer shall be responsible for circulating or making available forms for the various reports required by this Code of Ethics.

4.

The Chief Compliance Officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of this Code of Ethics.

5.

The Chief Compliance Officer shall designate one or more assistants to review his/her own reports and to handle several of the Chief Compliance Officer’s duties when the Chief Compliance Officer is unavailable.

6.	The Chief Compliance Officer shall submit quarterly and annual reports to the Trust’s Board of Trustees regarding compliance by covered persons with the provisions of this Code of Ethics.

7.	The Chief Compliance Officer shall furnish for the Board of Trustees’ consideration a written report, no less frequently than annually, that:

(a)

describes any issues arising under this Code of Ethics since the last report to the Trustees, including, but not limited to, information about material violations of this Code and sanctions imposed in response to the material violations; and

(b)	certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

8.

The Chief Compliance Officer shall take appropriate steps to ensure that all “covered persons” are periodically educated regarding their duties under this Code of Ethics and annually submit an acknowledgement that they have read, understood and complied with this Code.

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H.	Sanctions

No Code of Ethics can cover every possible circumstance, and an individual’s conduct must depend ultimately upon his or her sense of fiduciary obligation to the Trust and its shareholders. Nevertheless, this Code of Ethics sets forth the Trust’s policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Code of Ethics are minimum requirements, careful adherence to the Code is essential.

In response to a violation of this Code, the Board of Trustees of the Trust may impose such sanctions as it deems appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator. A record of violations of this Code of Ethics, and of any action taken as a result of such violations will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

I.	Retention of Records

This Code of Ethics, a list of all persons, currently or within the past five years, who are or were required to make or were responsible for reviewing reports hereunder from time to time, a copy of each report made by an Access Person hereunder, a record of any decision and the rationale supporting the decision to approve the purchase of securities by Access Persons, each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each written annual report to the Board of Trustees, shall be maintained by the Trust as required under Rule 17j-1.

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